Contact:   480/693-5729

US AIRWAYS' WHOLLY OWNED SUBSIDIARY AMERICA WEST HOLDING
CORPORATION GIVES NOTICE TO 7.5 PERCENT CONVERTIBLE NOTE HOLDERS

TEMPE, Ariz., March 27, 2006 - America West Holdings Corporation, a wholly owned subsidiary of US Airways Group, Inc., announced today that it has given notice of full redemption to the holders of its 7.5 percent Convertible Senior Notes due 2009 (the "Notes"). The redemption date of the Notes has been set for April 13, 2006. The aggregate principal amount outstanding of the Notes is $112,299,302.

Holders of the Notes will receive $1,053.42 in cash per $1,000 principal amount of Notes, which includes accrued and unpaid interest up to, but not including, the date of redemption. A notice of redemption has been sent to all registered note holders as of March 24, 2006. Copies of the notice may be obtained from the trustee and paying agent, Wilmington Trust Company, by calling (302) 636-6016.

Holders of the Notes have the right, at any time at or prior to 5:00 p.m., New York City time, on April 11, 2006, the date that is two business days prior to the redemption date, to convert the Notes in integral multiples of $1,000 into shares of the common stock of US Airways Group at a price of $29.09 per share, or 34.376 shares per $1,000 principal amount. As indicated in the notice of redemption, to convert the Notes, a holder must deliver to the Depository Trust Company (DTC) the appropriate instruction form for conversion pursuant to DTC's conversion program and must pay any transfer taxes or other applicable taxes or duties, if required.

US Airways and America West's recent merger creates the fifth largest domestic airline employing nearly 35,000 aviation professionals. US Airways, US Airways Shuttle and US Airways Express operate approximately 3,700 flights per day and serve more than 230 communities in the U.S., Canada, Europe, the Caribbean and Latin America. This press release and additional information on US Airways can be found at www.usairways.com or www.americawest.com. (LCCF)

FORWARD-LOOKING STATEMENTS

Certain of the statements contained herein should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should," and "continue" and similar terms. Such statements include, but are not limited to, statements about the outlook of US Airways Group, Inc. (the "Company"), expected fuel costs, the revenue and pricing environment, expected financial performance, and the benefits of the business combination transaction involving America West Holdings Corporation and US Airways Group, including future financial and operating results, the combined companies' plans, objectives, expectations and intentions, as well as other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties that could cause the Company's actual results and financial position to differ materially from these statements. These risks and additional factors that may affect the future results of the Company are set forth in detail in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and in the filings of the Company with the SEC, which are available at www.usairways.com and www.americawest.com. The Company assumes no obligation to publicly update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

-LCC-